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NEWS RELEASE

AbCellera Appoints Dr. Stephen Quake to its Board of Directors

2025-11-10

VANCOUVER, British Columbia--(BUSINESS WIRE)-- **AbCellera** (Nasdaq: ABCL) today announced the appointment of Stephen Quake, D.Phil., to its Board of Directors as an independent director.

Dr. Quake is a distinguished scientist, inventor, and entrepreneur who has made foundational contributions across diverse fields, including single molecule biophysics, microfluidics, single cell analysis, genomics, molecular diagnostics, and non-invasive prenatal testing. His work is represented in over 300 publications (h-index of 181) and 80+ patents and patent applications.

"We are pleased to welcome Dr. Quake to AbCellera's Board of Directors. His presence reinforces our commitment to excellence in science and technology," said Carl Hansen, Ph.D., founder and CEO of AbCellera. "He brings a distinctive combination of scientific breadth, creativity, and interdisciplinarity that resonates with AbCellera's culture and strategy."

Dr. Quake is currently the Lee Otterson Professor of Bioengineering and Professor of Applied Physics at Stanford University and was previously the Thomas and Doris Everhart Professor of Applied Physics and Physics at Caltech. He has been elected to four U.S. national academies: the National Academies of Sciences, Engineering, Medicine, and Inventors. In 2025, Dr. Quake was elected as a Foreign Member of the Royal Society.

Dr. Quake was the founding co-president of the Chan Zuckerberg Biohub starting in 2016 and later became

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president of the Chan Zuckerberg Biohub Network and Head of Science for the Chan Zuckerberg Initiative until 2025. Under his leadership, the Biohub had a launch budget of approximately $600 million and delivered on foundational large-scale science programs, including several whole organism Single Cell Atlases.

As an entrepreneur, Dr. Quake has cofounded more than a dozen companies developing products in fields of microfluidics, genomics, molecular diagnostics, and therapeutics.

"I greatly admire what Carl and the AbCellera team have accomplished to date, and I'm thrilled to join the team and be a part of it going forward," said Dr. Quake.

Dr. Quake received a B.S. in Physics and M.S. in Mathematics from Stanford University and a doctorate in Theoretical Physics from the University of Oxford.

Concurrent with Dr. Quake's appointment, Andrew W. Lo, Ph.D., will be resigning as independent director.

Dr. Lo, a cofounder of BridgeBio Pharma and the Charles E. and Susan T. Harris Professor of Finance at the MIT Sloan School of Management, joined the Board in December 2021 and served on Audit and Nominating and Corporate Governance Committees.

"It has been a pleasure to work with Andrew over the past four years. His guidance and unique financial insights have meaningfully contributed to advancing AbCellera's business and strategy," said Dr. Hansen. "Our team and board thank Andrew for his leadership and wish him the best in his future endeavors."

About AbCellera Biologics Inc.

AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing antibody-based medicines in the areas of endocrinology, women's health, immunology, and oncology. For more information, please visit **www.abcellera.com**.

Inquiries

Media: Tiffany Chiu; **media@abcellera.com**, +1(236)521-6774
Partnering: Murray McCutcheon, Ph.D.; **partnering@abcellera.com**, +1(604)559-9005
Investor Relations: Peter Ahn; **ir@abcellera.com**, +1(778)729-9116

Source: AbCellera Biologics Inc.

Source: AbCellera Biologics Inc.

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